EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of SignPath Pharma Inc. (a development stage enterprise), of our report dated April 15, 2010 and August 23, 2010 on our audit of the financial statements of SignPath Pharma Inc. as of December 31, 2009 (restated) and 2008 (restated), and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and for the period from inception on May 15, 2006 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ M&K CPAS, PLLC
Houston, Texas
September 15, 2010